Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-257734 on Form S-1 of our report dated April 1, 2022 with respect to the consolidated financial statements of Lottery.com Inc., included in the Prospectus Supplement of Lottery.com Inc. dated April 1, 2022, which is a part of this Registration Statement.

/s/ Armanino LLP

Bellevue, Washington

April 1, 2022